Exhibit 10.2
November 24, 2009
Robert H. Benmosche
Dear Bob:
     American International Group, Inc. (“AIG”) has entered into a letter agreement with you, dated August 16, 2009 (your “Letter Agreement”), which establishes your compensation and certain terms of your employment as President and Chief Executive Officer of AIG. In consideration of your appointment as President and Chief Executive Officer and the payments to be made to you under the Letter Agreement, you agree as follows:
     1. Noncompetition.
     (a) Until the first anniversary of termination of your employment with AIG, you agree that you will not: (1) engage in any Competitive Insurance Business for your own account; (2) enter the employ of, or render any services to, any entity engaged in any Competitive Insurance Business; or (3) acquire a financial interest in, or otherwise become actively involved with, any entity engaged in any Competitive Insurance Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant.
     (b) Notwithstanding Section 1(a), you may:
     (1) directly or indirectly own securities of any entity engaged in a Competitive Insurance Business that are publicly traded on a national or regional stock exchange or on the over-the-counter market (or options to purchase such securities) so long as you (A) are not a controlling person of, or a member of a group that controls, the entity and (B) do not, directly or indirectly, own two percent or more of any class of securities of the entity; and
     (2) directly or indirectly own, solely as an investment, limited partnership, membership or similar passive interests (including, without limitation, “carried interests”) in any private equity fund, hedge fund, investment fund or similar entity so long as you have no participation in the management of such fund or entity and you have no participation in connection with the selection, acquisition, holding, management or disposition of any of the investments made by any such fund or entity in any Competitive Insurance Business.
     (c) The following terms have the meanings indicated:
     (1) “Competitive Insurance Business” means engaging in Insurance Activities in any geographical area in which AIG or any subsidiary does business as of the date of determination. However, an entity will not be considered to be engaged in a Competitive Insurance

Business if it derives less than 15% of its annual consolidated revenues from Insurance Activities. For the avoidance of doubt, any subsidiary of an entity engaging in Competitive Insurance Business is engaged in Competitive Insurance Business.
     (2) “Insurance Activities” means any form of insurance of any kind that AIG or any subsidiary does as of the date of determination (or at that time proposes to) underwrite, reinsure, market or sell (any such form of insurance, an “AIG Insurance Product”) or any other form of insurance that is marketed or sold in competition with any AIG Insurance Product. For the avoidance of doubt, if an entity engages solely in self-insurance activities as a part of its operations, such activities will not constitute the engagement in Insurance Activities by the entity.
     2. Nonsolicitation.
     (a) Until the first anniversary of termination of your employment with AIG, you will not directly or indirectly, without AIG’s written consent, hire, solicit or encourage to cease to work with AIG or its subsidiaries or affiliates any Employee (other than, during your employment with AIG, in the course of the performance of your duties).
     (b) The following are not violations of Section 2(a):
     (1) Your responding to an unsolicited request for an employment reference regarding any former Employee by providing a reference setting forth your personal views about such former Employee; and
     (2) An entity with which you are associated hiring or engaging any Employee, if you do not (A) direct the solicitation or hiring of the Employee, (B) identify the Employee as a potential recruit or (C) aid, assist or participate in soliciting or hiring an Employee.
     (c) “Employee” means any executive officer of AIG and any employee of AIG who was designated as a “Partner” or “Senior Partner” for purposes of AIG’s Partners Plan and/or Senior Partners Plan or whose position within AIG historically would have qualified such employee to participate in the Partners Plan and/or the Senior Partners Plan prior to the discontinuation of those plans.
     3. Waivers. AIG will consider any request for a waiver of Section 1 or Section 2 expeditiously and reasonably (taking into account the then-current and prospective circumstances of AIG at the time). Any waiver must be in writing to be effective.

     4. Additional Terms.
     (a) Reasonableness; Enforcement.
     (1) You understand that the provisions of Sections 1 and 2 may limit your ability to earn a livelihood in a business similar to the business of AIG, but you nevertheless agree and hereby acknowledge that: (A) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of AIG; (B) such provisions contain reasonable limitations as to time and scope of activity to be restrained; (C) such provisions are not harmful to the general public; and (D) such provisions are not unduly burdensome to you. In consideration of the foregoing and in light of your education, skills and abilities, you agree that you will not assert that, and it should not be considered that, any provisions of Sections 1 and 2 otherwise are void, voidable or unenforceable or should be voided or held unenforceable.
     (2) It is agreed that, although you and AIG consider the restrictions contained in Sections 1 and 2 to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this letter is an unenforceable restriction against you, the provisions of the letter will not be rendered void but will be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this letter is unenforceable and the restriction cannot be amended so as to make it enforceable, the finding will not affect the enforceability of any of the other enforceable restrictions contained herein.
     (3) You agree that AIG’s remedies at law for a breach or threatened breach of any of the provisions of Sections 1 and 2 would be inadequate, and, in recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, and AIG, without posting any bond, will be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
     (b) GOVERNING LAW. THIS LETTER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.
     (c) Survival. The provisions of this letter, including Sections 1 and 2, will survive any termination of your employment with AIG and/or any delivery or forfeiture of your compensation.
* * *

Sincerely, American International Group, Inc.
By:	/s/ Anastasia D. Kelly
	Name:	Anastasia D. Kelly
	Title:	Vice Chairman

I agree with and accept the foregoing terms.

/s/ Robert H. Benmosche
Robert H. Benmosche

Signature Page to Letter